SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12
THE GEO GROUP, INC.

(Name of Registrant as Specified In Its Charter)
Not Applicable

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

THE GEO GROUP, INC.
621 NW 53rd Street, Suite 700
Boca Raton, Florida 33487
Telephone: (866) 301-4436
April 11, 2005
Dear Shareholder:
You are cordially invited to attend the 2005 annual meeting of the shareholders of The GEO Group, Inc. We will hold the meeting on Thursday, May 5, 2005, at 9:00 am (EST) at the Boca Raton Resort & Club, 501 East Camino Real, Boca Raton, Florida. We hope that you will be able to attend.
Enclosed you will find a notice setting forth the business expected to come before the meeting, the proxy statement, a form of proxy and our 2004 annual report to shareholders. In addition to the specific proposals we are requesting shareholders to act upon, we will report on our business and provide our shareholders an opportunity to ask questions of general interest.
Your vote is very important to us. Whether or not you plan to attend the meeting in person, your shares should be represented and voted. After reading the enclosed proxy statement, please complete, sign, date and promptly return the proxy in the self-addressed envelope that we have included for your convenience. No postage is required if the proxy is mailed in the United States. Alternatively, you may wish to submit your proxy by touch-tone phone or the internet as indicated on the proxy card. Submitting the proxy card before the annual meeting will not preclude you from voting in person at the annual meeting should you decide to attend.
Sincerely,
George C. Zoley
Chairman of the Board and
Chief Executive Officer

THE GEO GROUP, INC.
621 NW 53rd Street, Suite 700
Boca Raton, Florida 33487
Telephone: (866) 301-4436
Notice of Annual Meeting of Shareholders on May 5, 2005
April 11, 2005
The annual meeting of the shareholders of The GEO Group, Inc. will be held on Thursday, May 5, 2005, at 9:00 A.M. (EST) at the Boca Raton Resort & Club, Boca Raton, Florida, for the purpose of considering and acting on the following proposals:

(1)	To elect seven (7) directors for the ensuing year;

(2)	To ratify the appointment of Ernst & Young LLP as our independent registered certified public accountants for the fiscal year 2005 and to perform such other services as may be requested;

(3)	To approve the Senior Management Performance Award Plan;

(4)	To request that the Board’s Compensation Committee, when setting executive compensation, include social responsibility as well as corporate governance financial criteria in the evaluation; and

(5)	To transact any other business as may properly come before the meeting or any adjournment or adjournments thereof.
Only shareholders of GEO’s common stock of record at the close of business on March 17, 2005, the record date and time fixed by the board of directors, are entitled to notice of and to vote at the annual meeting. Additional information regarding the proposals to be acted on at the annual meeting can be found in the accompanying proxy statement.
By Order of the Board of Directors,
John J. Bulfin
Senior Vice President, General Counsel
and Corporate Secretary

PROXY STATEMENT
THE GEO GROUP, INC.
621 NW 53rd Street, Suite 700
Boca Raton, Florida 33487
Telephone: (866) 301-4436
April 11, 2005
The GEO Group Inc. (“GEO,” “we” or “us”) is furnishing this proxy statement in connection with the solicitation of proxies by its board of directors for use at its annual meeting of shareholders to be held at the Boca Raton Resort & Club, Boca Raton, Florida, May 5, 2005, at 9:00 A.M. (EST). Please note that the proxy card provides a means to withhold authority to vote for any individual director-nominee. Also, note the format of the proxy card, which provides an opportunity to specify your choice between approval, disapproval or abstention with respect to the proposals indicated on the proxy card. A proxy card which is properly executed, returned and not revoked, will be voted in accordance with the instructions indicated. A proxy voted by telephone or the internet and not revoked will be voted in accordance with the shareholder’s instructions. If no instructions are given, proxies that are signed and returned or voted by telephone or internet will be voted as follows:

FOR –	The election of directors for the ensuing year;

FOR –	The proposal to ratify the appointment of Ernst & Young LLP as the independent registered certified public accountants of GEO;

FOR –	The proposal to approve the Senior Management Performance Award Plan; and

AGAINST –	The proposal to request that the Compensation Committee of the board of directors, when setting executive compensation, include social responsibility as well as corporate governance financial criteria in the evaluation.
The enclosed proxy gives discretionary authority as to any matters not specifically referred to therein. Management is not aware of any other matters to be presented for action by shareholders at the annual meeting. If any such matter or matters properly come before the annual meeting, it is understood that the designated proxy holders have discretionary authority to vote thereon.
Holders of shares of GEO common stock, par value $0.01 per share, of record as of the close of business on March 17, 2005, will be entitled to one vote for each share of common stock standing in their name on the books of GEO. On March 17, 2005, GEO had 9,532,204 shares of common stock issued and outstanding.
The presence, in person or by proxy, of at least a majority of the total number of shares of common stock outstanding on the record date will constitute a quorum for purposes of the annual meeting. With the exception of the election of directors, which requires a plurality of the votes cast, any other proposals to come before the annual meeting will be approved if the number of votes cast in favor of the proposal exceed the number of votes cast against the proposal. Shares of common stock represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the annual meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, neither abstentions nor broker non-votes are counted as voted either for or against a proposal. If less than a majority of the outstanding shares of common stock are represented at the annual meeting, a majority of the shares so represented may adjourn the annual meeting to another date and time.
Any person giving a proxy has the power to revoke it any time before it is voted by written notice to GEO addressed to the Corporate Secretary, by executing and delivering a later dated proxy, or by attending the meeting and voting the shares in person.
The costs of preparation, assembly and mailing this proxy statement and the accompanying materials will be borne by GEO. It is contemplated that the solicitation of proxies will be by mail and telephone. We mailed this proxy statement, the notice of annual meeting, the proxy card and our 2004 annual report to shareholders on or about April 11, 2005.

Proposal 1
Election of Directors
Directors and Nominees
The board of directors is comprised of seven (7) members. The seven (7) nominees are listed below. All of the nominees are presently directors of GEO. Five (5) of the directors were elected by the shareholders at their last annual meeting. Messrs. Murphy and Perzel were appointed by GEO’s board of directors on January 28, 2005 to fill two vacancies on the board of directors. Mr. Perzel was nominated to our board of directors by the Nominating and Corporate Governance Committee upon the recommendation of a non-management director. Mr. Murphy was nominated to our board of directors by the Nominating and Corporate Governance Committee upon the recommendation of our CEO.
On November 12, 2004, GEO’s board of directors accepted the resignation of Benjamin R. Civiletti, who had been a GEO director since 1994. On January 11, 2005, G. Fred DiBona, Jr., who had been a GEO director since May 2002, died after a battle with cancer.
Unless instructed otherwise, the persons named on the accompanying proxy card will vote for the election of the nominees named below to serve for the ensuing year and until their successors are elected and qualified. If any nominee for director shall become unavailable (which management has no reason to believe will be the case), it is intended that the shares represented by the enclosed proxy card will be voted for any such replacement or substitute nominee as may be nominated by the board of directors.

Continuing Director		Director
Nominees	Age	Since	Current Positions

Wayne H. Calabrese	54	1998	Vice Chairman, President and COO
Norman A. Carlson	71	1994	Director
Anne N. Foreman	57	2002	Director
Richard H. Glanton	58	1998	Director
William M. Murphy	54	2005	Director
John M. Perzel	55	2005	Director
George C. Zoley	55	1988	Chairman of the Board and CEO

The following is a brief biographical statement for each director nominee:
DIRECTOR NOMINEES

Wayne H. Calabrese	Wayne H. Calabrese is GEO’s Vice Chairman of the Board, President and Chief Operating Officer. He joined GEO as Vice President, Business Development in 1989 and has served in a range of increasingly senior positions since then. From 1992 to 1994, Mr. Calabrese was Chief Executive Officer of Australasian Correctional Management, Pty Ltd., a Sydney-based subsidiary of GEO. Mr. Calabrese has served as a director of GEO since 1998.
Prior to joining GEO, Mr. Calabrese was a partner in the Akron, Ohio law firm of Calabrese, Dobbins and Kepple. He also served as an Assistant City Law Director in Akron; an Assistant County Prosecutor and Chief of the County Bureau of Support for Summit County, Ohio; and Legal Counsel and Director of Development for the Akron Metropolitan Housing Authority. He received his Bachelor’s Degree in Secondary Education from the University of Akron in Akron, Ohio and his Juris Doctor from the University of Akron Law School. Mr. Calabrese also serves as a Director of numerous subsidiaries and partnerships through which GEO conducts its global operations.

Norman A. Carlson	Mr. Carlson has served as a director of GEO since 1994 and served previously as a Director of The Wackenhut Corporation. Mr. Carlson retired from the Department of Justice in 1987 after serving as the Director of the Federal Bureau of Prisons for 17 years. During his 30-year career, Mr. Carlson worked at the United States Penitentiary, Leavenworth, Kansas, and at the Federal Correctional Institution, Ashland, Kentucky. Mr. Carlson was President of the American Correctional Association from 1978 to 1980, and is a Fellow in the National Academy of Public Administration. From 1987 until 1998, Mr. Carlson was Adjunct Professor in the department of sociology at the University of Minnesota in Minneapolis.

DIRECTOR NOMINEES

Anne N. Foreman	Ms. Foreman has served as a director of GEO since 2002. Since 1999, Ms. Foreman has been a Trustee of the National Gypsum Company Settlement Trust, responsible with two co-trustees for the management of $600 million in trust assets, and Director and Treasurer of the Asbestos Claims Management Corporation. Ms. Foreman is also a member of the board of directors of Ultra Electronics Defense, Inc.; Advanced Programming Concepts, Inc.; and Trust Services, Inc. Ms. Foreman served as Under Secretary of the United States Air Force from September 1989 until January 1993. Prior to her appointment as Under Secretary, Ms. Foreman was General Counsel of the Department of the Air Force and a member of the Department’s Intelligence Oversight Board. Ms. Foreman also served in the White House as Associate Director of Presidential Personnel for National Security from 1985 to 1987. She practiced law in the Washington office of the Houston-based law firm of Bracewell and Patterson and with the British solicitors Boodle Hatfield, Co., in London, England from 1979 to 1985. Ms. Foreman is a former member of the U.S. Foreign Service, and served in Beirut, Lebanon; Tunis, Tunisia; and the U.S. Mission to the U.N. She was a U.S. Delegate to the 31st Session of the U.N. General Assembly and to the 62nd Session of the U.N. Economic and Social Council. Ms. Foreman earned a bachelor’s degree, magna cum laude, in history and French, and a master’s in history from the University of Southern California in Los Angeles. She holds her juris doctor from American University in Washington D.C. and was awarded an honorary doctorate of law from Troy State University in Troy, Alabama. Ms. Foreman is a member of Phi Beta Kappa, has been a member of numerous Presidential delegations, and was twice awarded the Air Force Medal for Distinguished Civilian Service. Ms. Foreman also served on the Board of The Wackenhut Corporation for nine years.

Richard H. Glanton	Mr. Glanton has served as a director of GEO since 1998. Mr. Glanton joined Exelon Corporation, an energy company, as Senior Vice President in May 2003 with leadership responsibilities for corporate development. He has served as a member of the Exelon board of directors since its inception in October 2000 and relinquished his board position when he assumed his role as an officer of the company. Mr. Glanton served as a Director on the Board of PECO Energy Company, a predecessor company of Exelon, from 1990 to 2000. Prior to joining Exelon in 2003, Mr. Glanton was a Partner in the General Corporate Group of the law firm of Reed, Smith, Shaw and McClay, LLP in Philadelphia, Pennsylvania and was with the firm since 1987. Mr. Glanton is active in public affairs and civic organizations and has a distinguished record of public service. He served from 1979 to 1983 as Deputy Counsel to Richard L. Thornburgh, former Governor of Pennsylvania. Mr. Glanton is a member of the board of directors of Aqua America Corporation and Chairman of its governance committee. He received his bachelor’s degree in English from West Georgia College (renamed State University of West Georgia) in Carrollton, Georgia and his juris doctor from the University of Virginia School of Law in Charlottesville, Virginia.

DIRECTOR NOMINEES

William M. Murphy	Mr. Murphy has been a real estate developer and investor in Florida since 1984 and currently serves as President of Douglas Management & Realty. From 1975 to 1984, Mr. Murphy served as Vice President of Chase Manhattan Bank, where he was responsible for real estate lending for the Southeastern United States. Prior to 1975, Mr. Murphy was employed by Travers Associates performing real estate feasibility studies. Mr. Murphy has been involved in the South Florida community for many years serving as a member of the Broward Art Guild Advisory Board, the Junior League Advisory Board, the Economic Development Board of Lauderdale Lakes, and the Board of Directors of the Boys and Girls Club of Broward County. Mr. Murphy earned a Bachelor’s Degree in Civil Engineering from the National University of Ireland and a Master’s Degree in Urban Planning from New York University.

John M. Perzel	The Honorable John M. Perzel was sworn in as Pennsylvania’s Speaker of the House of Representatives on April 15, 2003. Prior to being elected Speaker, Mr. Perzel served four consecutive terms as House Majority Leader, becoming the longest serving House Majority Leader in Pennsylvania history. First elected to the House of Representatives in 1978, Speaker Perzel steadily climbed the ladder of responsibility, authority, and leadership. Before being elected Majority Leader in 1994, he held the offices of Republican Whip, Policy Committee Chairman, and head of the House Republican Campaign Committee. In March 2004, he established the Speaker’s Foundation Fund of the Philadelphia Foundation, a charitable organization created to support education, culture, and economic development across Pennsylvania. Mr. Perzel earned a bachelor’s degree from Troy State University in 1975.

George C. Zoley	George C. Zoley serves as Chairman of the Board and Chief Executive Officer of The GEO Group, Inc. and Chairman of Atlantic Shores Healthcare, Inc, a wholly-owned subsidiary of The GEO Group, Inc. He served as GEO’s Vice Chairman and Chief Executive Officer from January 1997 to May of 2002. Mr. Zoley has served as GEO’s Chief Executive Officer since the company went public in 1994. Prior to 1994, Mr. Zoley served as President and Director since the GEO’s incorporation in 1988. Mr. Zoley has served as a director of GEO since 1988.
Mr. Zoley founded GEO in 1984 and continues to be a major factor in GEO’s development of new business opportunities in the areas of correctional and detention management, health and mental health and other diversified government services. Mr. Zoley also serves as a director of several business subsidiaries through which The GEO Group, Inc. conducts its operations worldwide.
Mr. Zoley has Bachelor’s and Master’s Degrees in Public Administration from Florida Atlantic University (FAU) and a Doctorate Degree in Public Administration from Nova Southeastern University (NSU). Mr. Zoley is a member of the Board of Trustees of Florida Atlantic University in Boca Raton, Florida. Mr. Zoley also served as Chair of the FAU Presidential Search Committee and is a member of the FAU Foundation board of directors.
The election of the directors listed above will require the affirmative vote of a plurality of the votes cast by holders of the shares of common stock present or represented at the annual meeting.

Recommendation of the Board of Directors
The board of directors recommends a vote “FOR” each of the seven nominees.
Executive Officers of GEO
The executive officers of GEO are as follows:

Name	Age	Position

George C. Zoley	55	Chairman of the Board and Chief Executive Officer
Wayne H. Calabrese	54	Vice Chairman, President and Chief Operating Officer
John G. O’Rourke	54	Senior Vice President and Chief Financial Officer
John J. Bulfin	51	Senior Vice President, General Counsel and Secretary
Jorge A. Dominicis	42	Senior Vice President, Mental Health Services
John M. Hurley	57	Senior Vice President, North American Operations
Donald H. Keens	61	Senior Vice President, International Services
David N.T. Watson	39	Vice President, Finance and Treasurer
Brian R. Evans	37	Vice President, Chief Accounting Officer
George C. Zoley — Please refer to the biographical information listed above in the “Directors and Nominees” section.
Wayne H. Calabrese — Please refer to the biographical information listed above in the “Directors and Nominees” section.
John G. O’Rourke — Mr. O’Rourke has been responsible for GEO’s business management since 1991, assuming the position of Chief Financial Officer in 1994. Over this 14 year period, GEO grew from approximately $30 million in revenue in 1991 to $600 million in 2004. Prior to joining GEO, Mr. O’Rourke was a career officer in the United States Air Force. In addition to operational flying experience as an instructor pilot in B-52 aircraft, his assignments included senior executive positions in the Pentagon involved in managing several multi-billion dollar national security projects, including the B-2 Stealth Bomber. Mr. O’Rourke earned his bachelor’s degree in International Relations from St. Joseph’s University in Philadelphia, Pennsylvania and a master’s degree in Political Science from the University of North Dakota in Grand Forks, North Dakota. He is also a graduate of the Defense Systems Management College.
John J. Bulfin — As GEO’s General Counsel since 2000, Mr. Bulfin has oversight responsibility for all GEO litigation and contract compliance, investigations and professional responsibility. Mr. Bulfin is a member of the Florida Bar and the American Bar Associations. He has been a trial lawyer since 1978 and is a Florida Bar Board Certified Civil trial lawyer. Prior to joining GEO in 2000, Mr. Bulfin was a founding partner of the West Palm Beach law firm of Wiederhold, Moses, Bulfin & Rubin. Mr. Bulfin attended the University of Florida, received his bachelor’s degree from Regis College in Denver, Colorado and his juris doctor from Loyola University in Chicago, Illinois.
Jorge A. Dominicis — Mr. Dominicis joined GEO in May 2004 as Senior Vice President of Mental Health Services and President of Atlantic Shores Healthcare, Inc., a wholly-owned subsidiary of GEO. Mr. Dominicis is responsible for the overall management, administrative, and business development activities of the Mental Health Services division of GEO and of Atlantic Shores Healthcare. Prior to joining GEO, Mr. Dominicis served for 14 years as Vice President of Corporate Affairs at Florida Crystals Corporation, a sugar company, where he was responsible for all governmental and public affairs activity at the local, state and federal level, as well as for the coordination of corporate community outreach and charitable involvement. Prior to that, Mr. Dominicis served in public and government policy positions.
John M. Hurley — As GEO’s Senior Vice President of North American Operations since 2000, Mr. Hurley is responsible for the overall administration and management of GEO’s domestic detention and correctional facilities. From 1998 to 2000, Mr. Hurley served as Warden of GEO’s South Bay, Florida correctional facility. Prior to joining GEO in 1998, Mr. Hurley was employed by the Department of Justice, Federal Bureau of

Prisons for 26 years. During his tenure, he served as Warden at three different Bureau facilities. He also served as Director of the Bureau’s Staff Training Center in Glynco, Georgia. Mr. Hurley received his bachelor’s degree from the University of Iowa in Sociology and a Certificate in Public Administration from the University of Southern California, Washington D.C. extension campus.
Donald H. Keens — As GEO’s Senior Vice President of International Services since 2000, Mr. Keens is responsible for management and control of GEO’s international marketing, sales and operations. From 1994 when Mr. Keens joined GEO, to 2000, Mr. Keens held positions with GEO abroad. Mr. Keens has 39 years of experience in the management of a wide range of criminal justice and security operations, including establishment and day-to-day management of security and correctional companies in the United Kingdom, Australia, New Zealand, the United States, and South Africa. He is also experienced in the operation of multi-million dollar prison service contracts.
David N.T. Watson — Mr. Watson has been GEO’s Vice President, Finance since July 1999 and Treasurer since May 2003. He was also Assistant Secretary from 2000 to 2002 and Chief Accounting Officer from 1994 to 2003. From 1989 until joining GEO, Mr. Watson was with the Miami office of Arthur Andersen, LLP where his most recent position was Manager, Audit and Business Advisory Services Group. Mr. Watson has a B.A. in Economics from the University of Virginia and an M.B.A. from Rutgers, the State University of New Jersey. Mr. Watson is a member of the American Institute of Certified Public Accountants and the Florida Institute of Certified Public Accountants.
Brian R. Evans — Mr. Evans has been GEO’s Vice President of Accounting since October 2002 and Chief Accounting Officer since May 2003. Mr. Evans joined GEO in October 2000 as Corporate Controller. From 1994 until joining GEO, Mr. Evans was with the West Palm Beach office of Arthur Andersen, LLP where his most recent position was Manager in the Audit and Business Advisory Services Group. From 1990 to 1994, Mr. Evans served in the U.S. Navy as an officer in the Supply Corps. Mr. Evans has a B.S. in Accounting from the University of Notre Dame and is a member of the American Institute of Certified Public Accountants.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows the number of shares of GEO’s common stock, that were beneficially owned as of April 1, 2005 (unless stated otherwise) by (i) each director and nominee for election as director at the 2005 annual meeting of shareholders, (ii) each Named Executive Officer (as defined below), (iii) all directors, nominees and executive officers as a group, and (iv) each person or group who was known by GEO to beneficially own more than 5% of GEO’s outstanding common stock.

	Common Stock
Beneficial Owner(1)	Amount & Nature
	of Beneficial	Percent of
	Ownership(2)	Class(3)

DIRECTORS AND NOMINEES(4)
Wayne H. Calabrese	266,594	2.72%
Norman A. Carlson	19,200	*
Anne N. Foreman	10,400	*
Richard H. Glanton	16,200	*
William M. Murphy	2,700	*
John M. Perzel	2,700	*
George C. Zoley	403,303	4.06%

NAMED EXECUTIVE OFFICERS(4)
Donald H. Keens	59,164	*
John G. O’Rourke	149,164	1.54%
John J. Bulfin	64,164	*
John M. Hurley	69,164	*

ALL DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS AS A GROUP(5)	1,101,853	10.39%

OTHER
Wells Fargo & Company(6)	1,288,238	13.51%
FMR Corp.(7)	1,155,995	12.12%
Barclays(8)	864,144	9.06%
Morgan Stanley(9)	863,530	9.05%
Heartland Advisors, Inc.(10)	506,100	5.31%

* Beneficially owns less than 1% of GEO’s common stock
NOTES

(1)	Unless stated otherwise, the address of the beneficial owners is 621 NW 53rd Street, Boca Raton, Florida 33487.

(2)	Information concerning beneficial ownership was furnished by the persons named in the table or derived from documents filed with the Securities and Exchange Commission, which we refer to as the SEC. Unless stated otherwise, each person named in the table has sole voting and investment power with respect to the shares beneficially owned.

(3)	As of April 1, 2005, GEO had 9,537,004 shares of common stock outstanding.

(4)	The number of shares of common stock underlying stock options held by directors, nominees and the Named Executive Officers that are immediately exercisable, or exercisable within 60 days of

April 1, 2005, are as follows: Mr. Calabrese — 246,594; Mr. Carlson — 18,200; Ms. Foreman — 10,200; Mr. Glanton — 16,200; Mr. Murphy — 2,700; Mr. Perzel — 2,700; Mr. Zoley — 403,303; Mr. Keens — 59,164; Mr. O’Rourke — 134,164; Mr. Bulfin — 64,164; Mr. Hurley — 69,164.

(5)	Includes 1,064,153 shares of common stock underlying stock options held by the directors, nominees and executive officers that are immediately exercisable or exercisable within 60 days of April 1, 2005.

(6)	The principal business address of Wells Fargo & Company is 420 Montgomery Street, San Francisco, California 94104. On February 22, 2005, Wells Capital Management Incorporated (formerly Strong Capital Management, Inc.) informed GEO that, as of January 31, 2005, Wells Capital Management Incorporated beneficially owned 1,230,324 shares with sole voting power over 292,924 such shares and sole dispositive power over all such shares. Also on that date, Wells Fargo Funds Management, LLC informed GEO that, as of January 31, 2005, Wells Fargo Funds Management, LLC beneficially owned 994,314 shares with sole voting power over all such shares and sole dispositive power over zero such shares. Altogether, Wells Fargo & Company beneficially owned 1,288,238 shares as of January 31, 2005.

(7)	The principal business address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109. On February 14, 2005, FMR Corp. informed GEO that, as of December 31, 2004, FMR Corp. beneficially owned 1,155,995 shares with sole voting power over 317,470 such shares and sole dispositive power over all such shares.

(8)	The principal business address of Barclays is 45 Fremont Street, San Francisco, California 94105. On February 14, 2005, Barclays Global Investors, NA informed GEO that, as of December 31, 2004, Barclays Global Investors, NA beneficially owned 760,730 shares with sole voting power over 680,527 such shares and sole dispositive power over all such shares. Also on that date, Barclays Global Fund Advisors informed GEO that, as of December 31, 2004, Barclays Global Fund Advisors beneficially owned 103,414 shares with sole voting power over 97,177 such shares and sole dispositive power over all such shares. Altogether, Barclays beneficially owned 864,144 shares as of December 31, 2004.

(9)	The principal business address of Morgan Stanley is 1585 Broadway, New York, New York 10036. On February 15, 2005, Morgan Stanley informed GEO that, as of December 31, 2004, Morgan Stanley beneficially owned 863,530 shares with sole voting and dispositive power over 845,681 such shares.

(10)	The principal business address of Heartland Advisors, Inc. is 789 North Water Street, Milwaukee, Wisconsin 53202. On January 18, 2005, Heartland Advisors, Inc. informed GEO that, as of December 31, 2004, Heartland Advisors, Inc. beneficially owned 506,100 shares with sole voting and dispositive power over zero such shares.

THE BOARD OF DIRECTORS, ITS COMMITTEES AND OTHER
CORPORATE GOVERNANCE INFORMATION
The board of directors held eleven (11) meetings during fiscal year 2004. Each incumbent director attended at least 75% of the total number of meetings of the board of directors and the total number of meetings held by all board committees on which they served. The board of directors is comprised of a majority of directors who qualify as independent directors pursuant to the listing standards applicable to companies listed on the New York Stock Exchange, which we refer to as the NYSE.
Under our corporate governance guidelines, the board of directors has established seven standing committees. The members of the board of directors serving on certain of these committees and the functions of those committees are set forth below.

AUDIT AND FINANCE COMMITTEE
Richard Glanton, Chairman
William M. Murphy
John M. Perzel

COMPENSATION COMMITTEE
Richard H. Glanton, Chairman
Anne N. Foreman
John M. Perzel

CORPORATE PLANNING COMMITTEE
Anne N. Foreman, Chairman
Norman A. Carlson
William M. Murphy

EXECUTIVE COMMITTEE
George C. Zoley, Chairman
Wayne H. Calabrese
Richard H. Glanton	INDEPENDENT COMMITTEE
Norman A. Carlson, Chairman
John M. Perzel
Anne N. Foreman
Richard H. Glanton
William M. Murphy

NOMINATING AND CORPORATE
GOVERNANCE COMMITTEE
Anne N. Foreman, Chairman
Richard H. Glanton
John M. Perzel

OPERATIONS AND OVERSIGHT
COMMITTEE
Norman A. Carlson, Chairman
Richard H. Glanton
Anne N. Foreman
Executive Committee
The Executive Committee met one (1) time during fiscal year 2004. The Executive Committee has full authority to exercise all the powers of the board of directors between meetings of the board of directors, except as reserved by the board of directors.
Audit and Finance Committee
The Audit and Finance Committee met five (5) times during fiscal year 2004. The Report of the Audit and Finance Committee is included later in this proxy statement.
All of the members of the Audit and Finance Committee are independent (as independence is defined under Exchange Act Rule 10A-3, as well as under Section 303A.02 of the NYSE’s listing standards). In addition, the board of directors has determined that Mr. Glanton is an “audit committee financial expert” as that term is defined under Item 401(h)(2) of Regulation S-K of the SEC’s rules.
The Audit and Finance Committee has a written charter adopted by the board of directors. It can be found on our website at http://www.thegeogroupinc.com by clicking on the link “Corporate” on our homepage and then clicking on the link “Corporate Governance”. In addition, the charter is available in print to any shareholder who requests it by contacting our Director of Corporate Communications at 561-999-7306.

Pursuant to the charter, the main functions and responsibilities of the Audit and Finance Committee include the following:

•	select, in its sole discretion, our independent auditor, review and oversee its performance and approve its compensation;

•	review and approve in advance the terms of our independent auditor’s annual engagement, including the proposed fees, as well as the scope of auditing services to be provided;

•	review with management, our internal auditor and our independent auditor, our significant financial risks or exposures and assess the steps management has taken to monitor and mitigate such risks or exposures;

•	review and discuss with management and our independent auditor the audit of our annual financial statements and our internal controls over financial reporting, and our disclosure and the independent auditor’s reports thereon;

•	meet privately with our independent auditor on any matters deemed significant by the independent auditor;

•	establish procedures for the submission, receipt, retention and treatment, on an anonymous basis, of complaints and concerns regarding our accounting, internal accounting controls or auditing matters;

•	review with our counsel legal matters that may have a material impact on our financial statements, our compliance policies and any material reports or inquiries from regulators or government agencies; and

•	address or take action with respect to any other matter specifically delegated to it from time to time by the board of directors.
Compensation Committee
The Compensation Committee met seven (7) times during fiscal year 2004. The Report of the Compensation Committee is included later in this proxy statement.
All of the members of the Compensation Committee are independent (as independence is defined under Section 303A.02 of the NYSE’s listing standards).
The Compensation Committee has a written charter adopted by the board of directors. It can be found on our website at http://www.thegeogroupinc.com by clicking on the link “Corporate” on our homepage and then clicking on the link “Corporate Governance”. In addition, the charter is available in print to any shareholder who requests it by contacting our Director of Corporate Communications at 561-999-7306. Pursuant to the charter, the main functions and responsibilities of the Compensation Committee include the following:

•	review on a periodic basis and, if appropriate, make recommendations with respect to, director compensation;

•	establish our executive compensation philosophy, and review and approve the compensation of all of our corporate officers, including salaries, bonuses, stock option grants and other forms of compensation;

•	review the general compensation structure for our corporate and key field employees;

•	establish annual and long-term performance goals for the compensation of our CEO and other senior executive officers, evaluate the CEO’s and such other senior executives’ performance in light of those goals, and, either as a committee or together with the other independent members of the board of directors, determine and approve the CEO’s and such other senior executives’ compensation level based on this evaluation;

•	review our program for succession and management development;

•	review our incentive-based compensation and equity-based plans and make recommendations to the board of directors with respect thereto; and

•	address or take action with respect to any other matter specifically delegated to it from time to time by the board of directors.

Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee met two (2) times during fiscal year 2004.
All of the members of the Nominating and Corporate Governance Committee are independent (as independence is defined under Section 303A.02 of the NYSE’s listing standards).
The Nominating and Corporate Governance Committee has a written charter adopted by the board of directors. It can be found on our website at http://www.thegeogroupinc.com by clicking on the link “Corporate” on our homepage and then clicking on the link “Corporate Governance”. In addition, the charter is available in print to any shareholder who requests it by contacting our Director of Corporate Communications at 561-999-7306. Pursuant to the charter, the main functions and responsibilities of the Nominating and Corporate Governance Committee include the following:

•	identify candidates qualified to become members of the board of directors and select, or recommend that the full board of directors select, such candidates for nomination and/or appointment to the board of directors;

•	review candidates for the board of directors recommended by shareholders;

•	after consultation with the Chairman and CEO, recommend to the board of directors for approval all assignments of committee members, including designations of the chairs of the committees;

•	establish the evaluation criteria for the annual self-evaluation by the board of directors, including the criteria for determining whether the board of directors and its committees are functioning effectively, and implement the process for annual evaluations;

•	develop, adopt, review annually and, if appropriate, update, corporate governance guidelines for GEO and evaluate compliance with such guidelines;

•	consider other corporate governance issues that arise from time to time, and advise the board of directors with respect to such issues; and

•	address or take action with respect to any other matter specifically delegated to it from time to time by the board of directors.
OTHER CORPORATE GOVERNANCE INFORMATION
Director Independence
Pursuant to the corporate governance standards applicable to companies listed on the NYSE, the board of directors must be comprised of a majority of directors who qualify as independent directors. In determining independence, each year the board of directors affirmatively determines whether directors have a “material relationship” with GEO. When assessing the “materiality” of a director’s relationship with GEO, the board of directors considers all relevant facts and circumstances, not merely from the director’s standpoint, but also from that of the persons or organizations with which the director has an affiliation. An independent director is free from any relationship with GEO that may impair the director’s ability to make independent judgments. Particular attention is paid to whether the director is independent from management and, with respect to organizations affiliated with a director with which GEO does business, the frequency and regularity of the business conducted, and whether the business is carried out at arm’s length on substantially the same terms to GEO as those prevailing at the time from unrelated third parties for comparable business transactions. Material relationships can include commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationships.
Applying the NYSE’s independence standards, the board of directors has determined that Norman A. Carlson, Anne N. Foreman, Richard H. Glanton, William M. Murphy, and John M. Perzel qualify as independent under the New York Stock Exchange’s corporate governance standards, and that the board of directors is therefore comprised of a majority of independent directors. The board of directors’ determination that each of these directors is independent was based on the fact that none of the directors had a material relationship with GEO outside of such person’s position as a director, including a relationship that would disqualify such director from being considered independent under the NYSE’s listing standards.
Director Identification and Selection
The processes for director selection and director qualifications are set forth in Section 3 of our Corporate Governance Guidelines. The board of directors, acting on the recommendation of the Nominating and Corporate Governance Committee, will nominate a slate of director candidates for election at each annual meeting of shareholders and will elect directors to fill vacancies, including vacancies created as a result of any increase in the size of the board, between annual meetings. Nominees for director are selected on the basis of outstanding achievement in their personal careers, broad experience, wisdom, integrity, ability to make independent, analytical inquiries, understanding of the business environment, and willingness to devote adequate time to duties of the board of directors. The board believes that each director should have a basic understanding of (i) the principal operational and financial objectives and plans and strategies of GEO, (ii) the results of operations and financial condition of GEO and of any significant subsidiaries or business segments, and (iii) the relative standing of GEO and its business segments in relation to its competitors. The board is committed to diversified membership and will not discriminate on the basis of race, color, national origin, gender, religion or disability in selecting nominees. The Nominating and Corporate Governance Committee may, to the extent it deems appropriate, engage a third party professional search firm to identify and review new director candidates and their credentials.
The Nominating and Corporate Governance Committee will consider proposed nominees whose names are submitted to it by shareholders; however, it does not have a formal process for that consideration. The Nominating and Corporate Governance Committee has not adopted a formal process because it believes that the informal consideration process has been adequate to date. The Nominating and Corporate Governance Committee intends to review periodically whether a more formal policy should be adopted. If a shareholder wishes to suggest a proposed name for committee consideration, the name of that nominee and related personal information should be forwarded to the Nominating and Corporate Governance Committee, in care of the Corporate Secretary, at least six months before the next annual meeting to assure time for meaningful consideration by the committee.
Code of Business Conduct and Ethics
The board of directors has adopted a code of business conduct and ethics applicable to GEO’s directors, officers, employees, agents and representatives, including its consultants. The code strives to deter wrongdoing and promote honest and ethical conduct, the avoidance of conflicts of interest, full, fair, accurate, timely and transparent disclosure, compliance with the applicable government and self-regulatory organization laws, rules and regulations, prompt internal reporting of violations of the code, and accountability for compliance with the code. The code can be found on our website at http://www.thegeogroupinc.com by clicking on the link “Corporate” on our homepage and then clicking on the link “Corporate Governance”. In addition, the code is available in print to any shareholder who requests it by contacting our Director of Corporate Communications at 561-999-7306.
Code of Ethics for CEO, Senior Financial Officers and Other Employees
Pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, the board of directors has also adopted a code of ethics for the CEO, its senior financial officers and all other employees. The text of this code is located in Section 18 of the code of business conduct and ethics. The code can be found on our website at http://www.thegeogroupinc.com by clicking on the link “Corporate” on our homepage and then clicking on the link “Corporate Governance”. In addition, the code is available in print to any shareholder who requests it by contacting our Director of Corporate Communications at 561-999-7306.

Corporate Governance Guidelines
The board of directors has adopted corporate governance guidelines to promote the effective functioning of the board of directors and its committees, and the continued implementation of good corporate governance practices. The corporate governance guidelines address matters such as the role and structure of the board of directors, the selection, qualifications and continuing education of members of the board of directors, board meetings, non-employee director executive sessions, board self-evaluation, board committees, CEO performance review, succession planning, non-employee director compensation, certain shareholder matters and certain shareholder rights.
The corporate governance guidelines can be found on our website at http://www.thegeogroupinc.com by clicking on the link “Corporate” on our homepage and then clicking on the link “Corporate Governance”. In addition, the corporate governance guidelines are available in print to any shareholder who requests them by contacting our Director of Corporate Communications at 561-999-7306.
Annual Board and Committee Self-Assessments and Non-Employee Director Executive Sessions
The board of directors conducts a self-assessment annually, which is reported by the Nominating and Corporate Governance Committee to the board of directors. In addition, the Audit and Finance Committee, the Compensation Committee and the Nominating and Corporate Governance Committee also undergo annual self-assessments of their performance. The non-employee directors of the board of directors meet in executive session at least twice per year and such meetings are presided over by a presiding director who is typically the chairman of the Nominating and Corporate Governance Committee.
Shareholder Communications with Directors
The board of directors has adopted a process to facilitate written communications by shareholders or other interested parties to the board. Persons wishing to write to the board of directors of GEO, or to a specified director or committee of the board, should send correspondence to the Corporate Secretary at 621 NW 53rd Street, Suite 700, Boca Raton, Florida, 33487.
The Corporate Secretary will forward to the directors all communications that, in his or her judgment, are appropriate for consideration by the directors. Examples of communications that would not be appropriate for consideration by the directors include commercial solicitations and matters not relevant to the shareholders, to the functioning of the board, or to the affairs of GEO.
Board Member Attendance at Annual Meetings
GEO encourages all of its directors to attend the annual meeting of shareholders. We generally hold a board meeting coincident with our annual meeting to minimize director travel obligations and facilitate their attendance at the annual shareholders’ meeting. All of our then current directors attended the 2004 annual meeting of shareholders.

INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS
The board of directors contemplates retaining the firm of Ernst & Young LLP, which we refer to as Ernst & Young, independent certified public accountants, to serve as independent auditors for the fiscal year ending January 1, 2006. Ernst & Young has served as GEO’s independent registered certified public accountants since 2002. It is expected that a member of Ernst & Young will be present at the annual meeting with the opportunity to make a statement if so desired and will be available to respond to appropriate questions. The following sets forth the aggregate fees billed by Ernst & Young to GEO related to fiscal years 2004 and 2003:
Audit Fees
Fees billed by Ernst & Young for audit services were approximately $2,299,446 for 2004 and $1,711,741 for 2003, including fees associated with the annual audit, the reviews of the financial statements included in GEO’s quarterly reports on Form 10-Q, statutory audits required internationally, filings with the SEC, Sarbanes-Oxley Section 404 and accounting consultations.
Audit-Related Fees
Fees billed by Ernst & Young for audit-related services were approximately $496,711 for 2004, primarily for due diligence pertaining to business combinations, and $8,693 for 2003, related to consultations on proposed financial reporting standards on internal controls.
Tax Fees
Fees billed by Ernst & Young for tax services, including tax compliance and tax advice primarily in GEO’s foreign locations, were approximately $160,460 for 2004 and $135,236 for 2003.
All Other Fees
Fees billed by Ernst & Young for all other services were approximately $1,485 for 2004 and $113,491 for 2003, which primarily included fees for advisory services in connection with the sale of GEO’s interest in its joint venture in the United Kingdom.
The Audit and Finance Committee of the board of directors has implemented procedures to ensure that all audit and permitted non-audit services provided to GEO are pre-approved by the Audit and Finance Committee. All of the audit-related, tax and all other services provided by Ernst & Young to GEO in 2004 were approved by the Audit and Finance Committee pursuant to these procedures. All non-audit services provided in 2004 were reviewed with the Audit and Finance Committee, which concluded that the provision of such services by Ernst & Young was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.
Audit and Finance Committee Pre-Approvals of Audit, Audit-Related, Tax and Permissible Non-Audit Services
On February 8, 2005, the Audit and Finance Committee approved various audit, audit-related, tax and other services currently anticipated to be provided by Ernst & Young during 2005. The Audit and Finance Committee plans to continue to review and pre-approve such services, as appropriate, on a periodic basis. In addition, the Audit and Finance Committee has delegated to its Chairman, Richard H. Glanton, the authority to grant, on behalf of the Audit and Finance Committee, the pre-approvals required under the Sarbanes-Oxley Act for the provision by Ernst & Young to GEO of auditing and permissible non-audit services; provided, however, that any decision made by Mr. Glanton with respect to any such pre-approvals must be presented at the next regularly scheduled full Audit and Finance Committee meeting that is held after such decision is made.

EXECUTIVE COMPENSATION
The following table shows salary paid and bonuses accrued by GEO during each of fiscal years 2004, 2003 and 2002, respectively, to and on behalf of the Named Executive Officers of GEO, for services in all capacities while they were employees of GEO, and the capacities in which the services were rendered. For purposes of this proxy statement, GEO’s Named Executive Officers are (i) the Chief Executive Officer of GEO, (ii) each of the four most highly compensated executive officers of GEO other than the Chief Executive Officer, and (iii) a fifth executive officer whose salary and bonus in 2004 were equal to those of the third and fourth most highly compensated executive officers of GEO other than the Chief Executive Officer (collectively, the “Named Executive Officers”). In addition, the table shows other Long-Term Compensation awarded to the Named Executive Officers for the indicated years.
SUMMARY COMPENSATION TABLE

					Long-Term
					Compensation

		Annual Compensation			Securities
					Underlying		All Other
Name and Principal				Other Annual	Options/	LTIP	Compensation($)
Position	Year	Salary($)	Bonus($)(1)	Compensation($)	SARs(#)	Payouts($)	(2)

George C. Zoley	2004	731,313	1,470,375	—	9,485	—	1,374,504
Chairman of the	2003	664,125	478,170	—	75,818	—	2,683,138
Board & CEO	2002	632,500	414,000	—	75,000	—	888,522

Wayne H. Calabrese	2004	515,208	823,410	—	6,322	—	1,044,837
Vice Chairman,	2003	470,400	289,296	—	50,547	—	1,340,100
President & COO	2002	448,000	251,500	—	50,000	—	595,510

John G. O’Rourke	2004	315,114	212,388	—	4,830	—	713,105
Senior VP — Chief	2003	267,960	140,653	—	30,327	—	945,288
Financial Officer	2002	255,200	119,500	—	30,000	—	405,919

Donald H. Keens	2004	283,949	176,445	—	4,830	—	2,046
Senior VP —	2003	242,681	127,408	—	30,327	—	—
International	2002	231,125	100,500	—	30,000	—	—
Services

John J. Bulfin	2004	283,949	176,445	—	4,830	—	—
Senior VP —	2003	242,681	127,408	—	30,327	—	—
General Counsel	2002	230,815	108,000	—	30,000	—	—

John M. Hurley	2004	283,949	176,445	—	4,830	—	965
Senior VP — North	2003	242,681	127,408	—	30,327	—	1,161
American	2002	230,815	108,000	—	30,000	—	—
Operations

(1)	Includes amounts paid pursuant to GEO’s Senior Management Performance Award Plan.

(2)	Includes (i) change in control payments made pursuant to Executive Employment Agreements as a result of the acquisition by Group 4 Falck A/ S of The Wackenhut Corporation, GEO’s former parent company, in 2002; (ii) amounts accrued under Executive Retirement Agreements (see “Executive Employment and Retirement Agreements” below); and (iii) premiums paid by GEO for Excess Group Life Insurance for the benefit of the Named Executive Officer. The following table shows these amounts for each Named Executive Officer:

	Change in	Executive
	Control	Retirement	Excess Group
	Payments	Accruals	Life Insurance	Total

George C. Zoley	503,000	871,419	85	1,374,504
Wayne H. Calabrese	419,688	625,149	—	1,044,837
John G. O’Rourke	227,000	486,021	84	713,105
Donald H. Keens	—	—	2,046	2,046
John J. Bulfin	—	—	—	—
John M. Hurley	—	—	965	965

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth information about GEO’s common stock that may be issued upon the exercise of options, warrants and rights under all of GEO’s equity compensation plans as of January 2, 2005, including the GEO 1994 Stock Option Plan (the “1994 Plan”), the GEO 1999 Stock Option Plan (the “1999 Plan”), and the Non-Employee Director Stock Option Plan (the “Non-Employee Director Plan”). GEO’s shareholders have approved all of these plans.

Number of securities
	Number of securities to	Weighted-average	available for future
	be issued upon	exercise price of	issuance under equity
	exercise	outstanding	compensation plans
	of outstanding options,	options,	excluding securities
	warrants and rights	warrants and rights	reflected in column (a)
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by Shareholders	1,591,509	$15.49	19,900
Equity compensation plans not approved by shareholders	None	None	None

Total	1,591,509	$15.49	19,900
OPTIONS/ SAR GRANTS IN LAST FISCAL YEAR

					Potential Realizable
	Individual Grants				Value at Assumed
					Annual Rates of
	Number of	% of Total			Stock
	Securities	Options/SARs			Price Appreciation
	Underlying	Granted to	Exercise or		for Option Term(1)
	Options/SARs	Employees in	Base Price	Expiration
Name(1)	Granted (#)(2)	Fiscal Year	($/Share)	Date	5%	10%

George C. Zoley	9,485	6.6%	18.25	8/5/14	$108,862	$275,879
Wayne H. Calabrese	6,322	4.4%	18.25	8/5/14	$72,560	$183,880
John G. O’Rourke	4,830	3.4%	18.25	8/5/14	$55,435	$140,484
Donald H. Keens	4,830	3.4%	18.25	8/5/14	$55,435	$140,484
John J. Bulfin	4,830	3.4%	18.25	8/5/14	$55,435	$140,484
John M. Hurley	4,830	3.4%	18.25	8/5/14	$55,435	$140,484

(1)	The full option term was used in the 5% and 10% annual growth projections for the price of the underlying stock.

(2)	With the exception of George C. Zoley, whose options fully vest at grant date, these options vest 20% at grant date and 20% thereafter on each grant anniversary date until fully vested in four years.

AGGREGATED OPTIONS / SAR GRANTS EXERCISED IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTIONS / SAR VALUES

				Number of Securities				Value of
				Underlying				Unexercised
	Shares			Unexercised				In-the-Money
	Acquired			Options/SARs at				Options/SARs at
	on	Value		Fiscal Year-End				Fiscal Year-End
	Exercise	Realized
	(#)	($)		Exercisable(E)		Unexercisable(U)		Exercisable(E)		Unexercisable(U)

George C. Zoley	—	—		70,000	E(1)			$226,225	E(1)
				333,303	E(2)			$4,708,906	E(2)
Wayne H. Calabrese	20,000	288,600	(1)	90,000	E(1)			$984,700	E(1)
				146,485	E(2)	35,384	U(2)	$1,955,381	E(2)	$461,839	U(2)
John G. O’Rourke	15,000	252,750	(1)	43,404	E(1)	5,105	U(1)	$542,869	E(1)	$87,142	U(1)
				84,694	E(2)	16,954	U(2)	$1,116,845	E(2)	$196,859	U(2)
Donald H. Keens	—	—		3,404	E(1)	5,105	U(1)	$58,106	E(1)	$87,142	U(1)
				49,694	E(2)	16,954	U(2)	$629,495	E(2)	$196,859	U(2)
John J. Bulfin	—	—		10,000	E(1)			$172,800	E(2)
				48,098	E(2)	22,059	U(2)	$602,064	E(2)	$284,002	U(2)
John M. Hurley	—	—		3,404	E(1)	5,105	U(1)	$58,106	E(1)	$87,142	U(1)
				59,694	E(2)	16,954	U(2)	$807,470	E(2)	$196,859	U(2)

(1)	Options under the 1994 Plan

(2)	Options under the 1999 Plan
EXECUTIVE EMPLOYMENT AND RETIREMENT AGREEMENTS
We have Executive Employment Agreements with George C. Zoley, our Chairman and CEO, Wayne H. Calabrese, our Vice Chairman, President and COO, and John G. O’Rourke, our Senior Vice President and CFO. The employment agreements for Messrs. Zoley and Calabrese have initial three-year terms and thereafter convert into rolling three-year terms. The agreement for Mr. O’Rourke has an initial two-year term and thereafter converts into a rolling two-year term. The agreements provide that Messrs. Zoley, Calabrese, and O’Rourke will receive an annual base salary of $750,000, $525,000 and $255,200, respectively, subject to annual cost of living increases not lower than 5% per year, to be established by the board of directors. Since the execution of Mr. O’Rourke’s agreement, his salary has been increased to $325,000. The employment agreements also provide that each employee is entitled to receive a target annual incentive bonus in accordance with the terms established by our board of directors.
Each employment agreement provides that upon the termination of the agreement for any reason other than by us for cause (as defined in the employment agreement) or by the executive without good reason (as defined in the employment agreement), the executive will be entitled to receive a termination payment equal to the following: (i) two years of the executive’s then current annual base salary and bonus (six months in the case of Mr. O’Rourke); plus (ii) either the continuation of the executive’s employee benefits (as defined in the employment agreement) for a period of ten years (three years in the case of Mr. O’Rourke), or alternatively, at the executive’s election, a cash payment equal to the present value of our cost of providing such executive benefits for a period of ten years (three years in the case of Mr. O’Rourke); plus (iii) the dollar value of the sum of the vacation time that would have been credited to the executive pursuant to our vacation policy and the paid vacation time that the executive was entitled to take immediately prior to the termination which was not in fact taken by the executive. In addition, the employment agreements provide that upon such termination of the executive, we will transfer all of our interest in any automobile used by the executive pursuant to our employee automobile policy and pay the balance of any outstanding loans or leases on such automobile so that the executive owns the automobile outright. In the event such automobile is leased, the employment agreements provide that we will pay the residual cost of the lease. Also, upon such termination, all of the executive’s unvested stock options will fully vest immediately. The agreements provide that if any payment to the executive thereunder would be subject to federal excise taxes imposed on certain employment payments, we will make an additional payment to the executive to cover any such tax payable by the executive together with the taxes on such gross-up payment.
Upon the termination of the employment agreements by us for cause or by the executive without good reason, the executive will be entitled to only the amount of salary, bonus, and employee benefits that is due through the effective date of the termination. Each employment agreement includes a non-competition covenant that runs through the three-year period (two-year period in the case of Mr. O’Rourke) following the termination of the executive’s employment, and customary confidentiality provisions.
We also have executive retirement agreements with Messrs. Zoley, Calabrese and O’Rourke. The retirement agreements provide that upon the later of (i) the date the executive actually retires from employment with GEO, or (ii) the executive’s 55th birthday, GEO will pay to the executive an amount of money equal to the amount set forth in the following table which corresponds to the executive’s age on the date he retires. The amounts set forth below are net of all applicable federal, state, local and other taxes. GEO is required to pay a gross amount to the executive that results in the executive receiving the net after tax benefit set forth below. The amounts set forth below increase at a rate of approximately 4% per annum until the executive reaches age 71.
The retirement agreements provide that if the executive should die after his 55th birthday but before he retires from GEO, GEO shall immediately pay to the executive’s beneficiar(ies) or estate the amount GEO would have paid to the executive had he retired immediately prior to his death. In the event of the executive’s death before his 55th birthday, GEO will immediately pay to the executive’s beneficiary(ies) or estate one-half (1/2) the amount that would otherwise be paid to the executive had he retired on his 55th birthday. Messrs. Zoley has already turned age 55. The retirement agreements include non-competition provisions that run for a period of two (2) years after the termination of the executive’s employment.
EXECUTIVE RETIREMENT AGREEMENT BENEFITS TABLE

Executive Retirement Benefit

Retirement Age	George C. Zoley	Wayne H. Calabrese	John G. O’Rourke

55	$2,917,000	$2,333,000	$1,750,000
SENIOR OFFICER EMPLOYMENT AGREEMENTS
On March 23, 2005, we entered into Senior Officer Employment Agreements with John J. Bulfin, our Senior Vice President and General Counsel, Jorge A. Dominicis, our Senior Vice President of Mental Health Services, John M. Hurley, our Senior Vice President of North American Operations, and Donald H. Keens, our Senior Vice President of International Services. The employment agreements have rolling two-year terms which continue until each executive reaches age 67 absent earlier termination. The agreements provide that Messrs. Bulfin, Dominicis, Hurley and Keens will receive an annual base salary for 2005 of $315,000, $290,000, $315,000, and $315,000, respectively. Those salaries may be increased in the future in amounts to be determined by our Chief Executive Officer. The executives are also entitled to receive a target annual incentive bonus in accordance with the terms of the executive bonus plan established by our board of directors.
Each employment agreement provides that upon the termination of the agreement for any reason other than by GEO for cause (as defined in the employment agreement) or by the voluntary resignation of the executive, the executive will be entitled to receive a termination payment equal to the following: (1) two years of the executive’s then current annual base salary; plus (2) either the continuation of the executive’s employee benefits (as defined in the employment agreement) for a period of two years, or alternatively, at the executive’s election, a cash payment equal to the present value of GEO’s cost of providing such executive benefits for a period of two years; plus (3) the dollar value of the sum of paid vacation time that the executive was entitled to take immediately prior to the termination which was not in fact taken by the executive. In addition, the employment agreements provide that upon such termination of the executive, we will transfer all of our interest in any automobile used by the executive pursuant to our employee automobile policy and pay the balance of any outstanding loans or leases on such automobile so that the executive owns the automobile outright. In the event such automobile is leased, the employment agreements provide that we will pay the residual cost of the lease. Also, upon such termination, all of the executive’s unvested stock options will fully vest immediately.
Upon the termination of the employment agreements by us for cause or by the executive without good reason, the executive will be entitled to only the amount of salary, bonus, and employee benefits that is due through the effective date of the termination. Each employment agreement includes a non-competition covenant that runs through the two-year period following the termination of the executive’s employment, and customary confidentiality provisions.
SENIOR OFFICER RETIREMENT PLAN BENEFITS TABLE
The following table sets forth the estimated annual benefits under the Senior Officer Retirement Plan (“Retirement Plan”) for executives other than Mr. Zoley, Mr. Calabrese and Mr. O’Rourke payable to a senior officer upon retirement at age 65 and reflects an offset for social security benefits.

Remuneration	Years of Service

Assumed Average Annual	(Estimated Annual Retirement Benefits For
Salary for Five-Year	Years of Credited Service Shown Below)
Period Preceding
Retirement	10	15	20	25	30	35

$125,000	$972	$12,222	$23,472	$34,722	$34,722	$34,722
150,000	5,472	18,972	32,472	45,972	45,972	45,972
175,000	9,972	25,722	41,472	57,222	57,222	57,222
200,000	14,472	32,472	50,472	68,472	68,472	68,472
225,000	18,972	39,222	59,472	79,722	79,722	79,722
250,000	23,472	45,972	68,472	90,972	90,972	90,972
300,000	32,472	59,472	86,472	113,472	113,472	113,472
400,000	50,472	86,472	122,472	158,472	158,472	158,472
450,000	59,472	99,972	140,472	180,972	180,972	180,972
500,000	68,472	113,472	158,472	203,472	203,472	203,472
GEO’s Retirement Plan is a defined benefit plan and, subject to certain maximum and minimum provisions, bases pension benefits on a percentage of the employee’s final average annual salary, not including bonus (earned during the employee’s last five (5) years of credited service) times the employee’s years of credited service. Benefits under the Retirement Plan are offset by social security benefits. A participant will vest in his or her benefits upon the completion of ten (10) years of service. The amount of benefit increases for each full year beyond ten (10) years of service except that there are no further increases after twenty-five (25) years of service.
SENIOR MANAGEMENT PERFORMANCE AWARD PLAN
On November 5, 2004 we adopted the Senior Management Performance Award Plan (the “Award Plan”) for certain of our Senior Officers including the CEO, the President, the CFO, and the Senior Vice Presidents. Participants in the Award Plan are assigned a target incentive award, stated as a percentage of the participant’s base salary depending on the participant’s position with GEO. The target incentive awards for 2004 for the CEO, President, CFO and Senior Vice Presidents of GEO were 150%, 120%, 50% and 45% respectively, of base salary. Under the Award Plan, the targets for these performance awards are set at the beginning of the year and are based on GEO’s revenues and net income after tax. In the event that the budgeted targets set for these criteria are exceeded, the target incentive awards for the CFO and Senior Vice Presidents may be increased up to an additional 50% based upon a recommendation by the CEO subject to review and approval by the Compensation Committee. The CEO and President are not eligible for the discretionary adjustment. Factors typically considered by the Compensation Committee and the CEO in determining whether to grant the discretionary award include the contribution of the particular employee during the fiscal year and compliance with previously agreed upon goals and objectives. The Award Plan is governed by the Compensa-

tion Committee of the Board of Directors and the Award Plan is administered on a day to day basis by the CEO and Vice President of Human Resources. A description of the Award Plan is set forth in Proposal 3 of this proxy statement and a copy of the Award Plan is included in this proxy statement as Annex A. The Award Plan will be voted upon by the shareholders through Proposal 3.
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
The Compensation Committee met seven (7) times during 2004. The Compensation Committee is composed of three independent, non-employee directors who are not eligible to participate in any of the executive compensation programs. Among its other duties, the Compensation Committee is responsible for recommending to the full Board the annual remuneration for all executive officers, including the Chief Executive Officer and the other officers named in the Summary Compensation Table set forth above, and to oversee GEO’s compensation plans for key employees. The Compensation Committee seeks to provide, through its administration of GEO’s compensation program, salaries that are competitive and incentives that are primarily related to corporate performance. The components of the compensation program are base salary, annual incentive bonuses, retirement plans (as noted earlier in this section of the Proxy), and long-term incentive awards in the form of stock options.
Base salary is the fixed amount of total annual compensation paid to executives on a regular basis during the course of the fiscal year. Management of GEO determines a salary for each senior executive position that it believes is appropriate to attract and retain talented and experienced executives and that is generally competitive with salaries for executives holding similar positions at comparable companies. The starting point for this analysis is each officer’s base salary for the immediately preceding fiscal year. From time to time, management will obtain reports from independent organizations concerning compensation levels for reasonably comparable companies. This information will be used as a market check on the reasonableness of the salaries proposed by management. The comparator companies will include a group of competitor companies whose revenue, performance, and position matches are deemed relevant and appropriate. Management will then recommend executive salaries to the Compensation Committee.
The Compensation Committee reviews and adjusts the salaries suggested by management as it deems appropriate, and generally asks management to justify its recommendations, particularly if there is a substantial difference between the recommended salary and an officer’s compensation for the prior fiscal year. In establishing the base salary for each officer (including that of the CEO), the Compensation Committee will evaluate numerous factors, including GEO’s operating results, net income trends, and stock market performance, as well as comparisons with financial and stock performance of other companies, including those that are in competition with GEO. In addition, data developed as a part of the strategic planning process, but which may not directly relate to corporate profitability, will be utilized as appropriate.
The Summary Compensation Table set forth elsewhere in this Proxy Statement shows the salaries of the CEO and the other named executive officers. The Compensation Committee formally evaluates the performance of the CEO.
GEO has a Senior Management Performance Award Plan (the “Award Plan”) for officers and key employees. The aggregate amount of incentive compensation payable under the Award Plan is based on GEO’s consolidated revenue and income after provision for income taxes. The Award Plan is intended as an incentive for executives to increase both revenue and profit and uses these as factors in calculating the individual bonuses. The weighing for these factors are 65% profit and 35% revenue. GEO exceeded the revenue and profit targets for 2004. A discretionary adjustment to the incentive award (up to 50% upward) may be applied to reflect individual performance. The CEO and President are not subject to this adjustment. The Compensation Committee’s decisions regarding the amount of discretionary incentive compensation payable in a given year and the allocation among the participants, will be based on these factors, the contribution of a particular employee during the fiscal year and compliance with previously agreed upon goals and objectives. GEO also maintains a Stock Option Plan for executive officers, including the CEO and other key employees. Participants receive stock option grants based upon their overall contribution to GEO. Such options are granted at market value at the time of grant and have variable vesting periods in order to encourage retention.
The base salary, Award Plan and Stock Option Plan components of compensation, will be implemented by the above described policies, and will result in a compensation program that the Compensation Committee believes is fair, competitive, and in the best interests of the shareholders.
By the Compensation Committee:

Richard H. Glanton (Chairman) Anne N. Foreman John M. Perzel
AUDIT AND FINANCE COMMITTEE REPORT
The Audit and Finance Committee of the board of directors of GEO met five (5) times during fiscal year 2004. The Audit and Finance Committee has a written charter, a copy of which is filed with the SEC as required and can also be found on our website at http://www.thegeogroupinc.com by clicking on the link “Corporate” on our homepage and then clicking on the link “Corporate Governance”. The Audit and Finance Committee reviews this Charter annually. In accordance with those powers and duties:

1.	The Audit and Finance Committee has reviewed and discussed the audited financial statements for the fiscal year with management;

2.	The Audit and Finance Committee has discussed with the independent registered certified public accountants the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards);

3.	The Audit and Finance Committee has received the written disclosures and the letter from the independent registered certified public accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with the independent registered certified public accountant their independence; and

4.	Based on the review and discussions referred to in paragraphs 1.) through 3.), above, the Audit and Finance Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year for filing with The Securities and Exchange Commission.

5.	The Audit and Finance Committee has reviewed all fees, both audit related and non-audit related, of the independent registered certified public accountant and considers the provision of non-audit services to be compatible with the maintenance of the independent registered certified public accountant’s independence.
By the Audit and Finance Committee:

Richard H. Glanton (Chairman) William M. Murphy John M. Perzel

Comparison of Five-Year Cumulative Total Return*
The GEO Group, Inc., Wilshire 5000 Equity, and
S&P 500 Commercial Services and Supplies Indexes
(Performance through December 31, 2004)

	12/31/1999	12/31/2000	12/31/2001	12/31/2002	12/31/2003	12/31/2004

The GEO Group, Inc.	$100.00	$63.10	$118.59	$95.06	$195.08	$227.42
Wilshire 5000 Equity	$100.00	$89.11	$79.33	$62.79	$82.66	$92.98
S&P 500 Commercial Services and Supplies	$100.00	$95.95	$119.44	$93.31	$132.02	$141.60
Assumes $100 invested on December 31, 1999 in the common stock of The Geo Group, Inc. and the Index companies.
* Total return assumes reinvestment of dividends.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
There were no material relationships or related party transactions during fiscal year 2004.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
None of the members of the Compensation Committee served as an officer or employee of GEO or any of GEO’s subsidiaries during fiscal year 2004 or any prior year. There were no material transactions between GEO and any of the members of the Compensation Committee during fiscal year 2004.
DIRECTORS’ COMPENSATION
Directors of GEO who are not officers were paid during fiscal year 2004 an annual retainer fee of $20,000 plus an annual fee of $5,000 for each committee served as chairperson, $1,500 for each board meeting attended, and $1,200 for each committee meeting attended. Each director also receives annually from GEO an option to purchase up to thirty five hundred (3,500) shares of common stock of GEO pursuant to GEO’s Non-Employee Director Plan.
No other compensation was paid by GEO to directors for their service on the board during fiscal year 2004.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires that GEO’s directors, executive officers and persons who beneficially own 10% or more of GEO’s common stock file with the SEC initial reports of ownership and reports of changes in ownership of our stock and our other equity securities. To GEO’s knowledge, based solely on a review of the copies of such reports furnished to GEO and written representations that no other reports were required, during the year ended January 2, 2005, all such filing requirements applicable to GEO’s directors, executive officers and greater than 10% beneficial owners were complied with.
Proposal 2
Ratification of Independent Registered Certified Public Accountants
The Audit and Finance Committee of our board of directors contemplates the appointment of Ernst & Young LLP as our independent registered certified public accountants for the 2005 fiscal year. Services provided to us and our subsidiaries by Ernst & Young LLP in Fiscal 2004 are described under “Independent Certified Public Accountants” on page 16. Ernst & Young LLP audited our accounts for Fiscal 2004. The Audit and Finance Committee is responsible for the appointment, oversight and termination of our independent registered certified public accountants. We are seeking the ratification of our shareholders of this appointment, although our Audit and Finance Committee is not bound by any shareholder action on this matter.
If the appointment of Ernst & Young LLP as our independent registered certified public accountants is not ratified by our shareholders, the Audit and Finance Committee will reconsider its appointment, but may nevertheless retain Ernst & Young LLP. Also, even if the appointment of Ernst & Young LLP as our independent registered certified public accountants is ratified by our shareholders, the Audit and Finance Committee may direct the appointment of a different independent auditor at any time during the year if the Audit and Finance Committee determines, in its discretion, that such a change would be in our best interests. Ernst & Young LLP has advised GEO that no partner or employee of Ernst & Young LLP has any direct financial interest or any material indirect interest in GEO other than receiving payment for its services as independent certified public accountants.

Proposal 3
Approval of Senior Management Performance Award Plan
On November 4, 2004, the board of directors approved the Senior Management Performance Award Plan (the “Award Plan”), subject to shareholder approval. Under this Proposal we seek shareholder approval of the Award Plan. The board recommends that the shareholders approve the Award Plan.
The Senior Management Performance Award Plan
The Award Plan is designed, among other things, to ensure that compensation which may be payable under the Award Plan to participants who are “covered employees” as defined in Section 162(m) of the Code and the applicable Treasury regulations thereunder will qualify as tax-deductible pursuant to the performance-based compensation exception of Section 162(m) of the Code. Section 162(m) of the Code requires, among other things, shareholder approval. Therefore, in accordance with this requirement, the Award Plan is being submitted to shareholders for approval. The description of the Award Plan is a summary of its principal provisions and is qualified in its entirety by reference to the Award Plan, a copy of which is annexed hereto as Annex A.
Purpose
The purpose of the Award Plan is to attract, retain and motivate designated key employees by providing performance-based cash awards. If approved by shareholders, the Award Plan will take effect for Performance Awards (as defined below), if any, payable with respect to our fiscal years commencing with fiscal 2005.
Administration
The Award Plan will be administered by the Compensation Committee, which currently is intended to be composed of not less than two individuals who qualify as “outside directors” under Section 162(m) of the Code, or another Committee of the board satisfying such requirement (the “Committee”). The Committee shall have the exclusive authority and responsibility to:

•	interpret the Award Plan,

•	determine the timing and form of amounts to be paid out under the Award Plan and the conditions for payment thereof,

•	certify attainment of performance goals and other material terms,

•	reduce Performance Awards,

•	authorize the payment of all benefits and expenses of the Award Plan,

•	adopt, amend and rescind rules and regulations relating to the Award Plan, and

•	make all other determinations and take all other actions necessary or desirable for the Award Plan’s administration, including, without limitation, correcting any defect, supplying any omission or reconciling any inconsistency in the Award Plan in the manner and to the extent it shall deem necessary to carry the Award Plan into effect.
Eligible Employees/Performance Awards
Participants in the Award Plan shall be eligible to receive a performance award (“Performance Award”) based on attainment by us of specified performance goals. The performance goals are our budgeted net income after tax and revenue for the fiscal year. For purposes of the Award Plan, net income after tax means our net income after all federal, state and local taxes. Extraordinary items and changes in accounting principals, as defined by U.S. generally accepted accounting principals, shall be disregarded in determining our net income after tax. Further, non-recurring and unusual items not included or planned for in our annual budget may be excluded from net income after tax in the sole and absolute discretion of the Committee. In determining the amount of the Performance Award, net income after tax will be weighted 65% and revenue will be weighted 35%. The eligible employees and the percentage of salary that an eligible employee may receive in the form of a Performance Award are as follows:

Performance Awards
Positions	(% of Salary)

Chief Executive Officer	150%
President	120%
Chief Financial Officer	50%
Sr. Vice Presidents (4 persons)	45%
Upon the recommendation of the Chief Executive Officer, the Committee may increase the amount of the Performance Award by up to 50% of the Performance Award for all eligible employees except the Chief Executive Officer and the President.
Payment of Performance Awards
Performance Awards will be paid in cash as soon as practicable after the award amounts are approved and certified in writing by the Committee.
Amendment and Termination
The board may, in its sole discretion, amend, modify, suspend, discontinue or terminate the Award Plan or adopt a new plan in place of the Award Plan at any time. However, no amendment, suspension or termination may, without the consent of the participant, alter or impair a participant’s right to receive payment of a Performance Award for any fiscal year that is payable under the Award Plan.
Without the prior approval of our shareholders (to the extent required under the performance-based compensation exception of Section 162(m) of the Code), no amendment may alter the performance goals, increase the maximum amount which can be awarded to any participant, change the class of eligible employees or make any other change that would require shareholder approval under the exemption for performance-based compensation under Section 162(m) of the Code.
Termination of Employment
In the event that an employee voluntarily terminates employment (except in the case of the Chief Executive Officer or President for “Good Cause” as defined in their employment agreements) or is terminated by us for cause (as defined under such employee’s employment agreement with us), any Performance Award for the year in which the termination occurs will be forfeited. Upon the death or disability of an employee, such employee or such employee’s estate, as applicable, is entitled to receive his or her pro rata portion of the Performance Award for the year when the death or disability occurred. Upon retirement, the employee is entitled to a pro rata portion of the Performance Award for which he/she was eligible under the Award Plan, based upon the length of time the employee served in the eligible position prior to his/her retirement from employment with us.
Federal Income Tax Consequences
Under present federal income tax law, participants will recognize ordinary income equal to the amount of the Performance Award received in the year of receipt. That income will be subject to applicable income and employment tax withholding by us. If and to the extent that the Award Plan payments satisfy the requirements of Section 162(m) of the Code and otherwise satisfy the requirements for deductibility under federal income tax law, we will receive a deduction for the amount constituting ordinary income to the participant.

Awards to be Granted to Certain Individuals and Groups
Awards under the Award Plan are determined based on actual performance. As a result, the amounts of future actual awards cannot be determined at this time.
Vote Required
The approval of the Award Plan requires the affirmative vote of a majority of the votes cast by holders of the shares of common stock present or represented at the annual meeting. If shareholders do not approve the Award Plan at the Annual Meeting, the Award Plan will automatically expire.
Recommendation of the board of directors
The board of directors recommends a vote “FOR” the approval of the Award Plan.
Proposal 4
Incorporate Social Criteria in Executive Compensation
Mercy Investment Program, 205 Avenue C, #10E, New York, New York 10009, beneficial owner of 200 shares of GEO stock, and The Province of St. Joseph of the Capuchin Order, 1015 North 9th Street, Milwaukee, Wisconsin 53233, beneficial owner of 272 shares of GEO stock, have co-filed the following shareholder proposal:
WHEREAS:
The size of executive compensation has become a major public as well as corporate issue. We believe that boards, in setting executive compensation, should consider a company’s social as well as financial performance.
The relationship between a company’s executive compensation and social responsibility is an important issue. For instance, should the pay of top officers be reduced if there is evidence that a company is associated with a pattern of unlawful discrimination or poor environmental performance, especially if the result may be damage to the company’s reputation, costly fines, or protracted litigation?
The privatization of corrections services has raised concerns about the degree of public oversight over their operations, including:

¢	The quality of healthcare services in privately run facilities. See, “Hidden Hell: Women in Prison,” Amnesty Now (Fall 2004), at 10.

¢	The role and propriety of the American Legislative Exchange Counsel (ALEC), funded in part by private prison companies, in advocating tougher sentencing laws in Wisconsin and other states. See, e.g., “Tough-on-Crime Measures Increase Prison Population,” American Radio Works, http://americanradioworks.publicradio.org/features/corrections/laws4html. See also, Karen Olson, “Ghostwriting the Law,” Mother Jones (September/ October 2002).
These and similar questions deserve the careful scrutiny of our Board and its Compensation Committee. Many companies are now using social responsibility criteria in setting executive compensation. For example, more than twenty-five percent of Fortune 100 companies report that they integrate workplace diversity or environmental criteria in setting their compensation packages; and several — including Chevron, Texaco, Coca Cola, and Proctor & Gamble — report that they use both of these criteria. At least seventy percent use at least one social responsibility criterion.
Tying social responsibility to executive compensation will provide a strong incentive for our Company’s executives to improve its performance in the area of social responsibility. Social criteria, for example, may be added to the list of factors already noted in the Compensation Committee Charter (2004) that are used to determine the long-term incentive portion of CEO compensation. Further, such criteria are consistent with the objectives listed in our Company’s Code of Business Conduct and Ethics (2004).

RESOLVED:
The shareholders request that the Board’s Compensation Committee, when setting executive compensation, include social responsibility as well as corporate governance financial criteria in the evaluation.
SUPPORTING STATEMENT
We recommend that the criteria include:

1.	Protection of the human rights of prisoners–civil, political, social, environmental, cultural and economic–based on internationally recognized standards.

2.	Consistent standards for health care and safety with particular emphasis on inmates experiencing HIV/ AIDS, mental health problems, pregnancy, and cancer.

3.	Compliance with fair labor standards so that employees and their supervisors are trained appropriately and compensated justly for the management of immigration facilities, prisons and prisoners.

4.	Services that are fairly priced for inmates and their families, e.g., telephone calls.
GEO’s board of directors recommends a vote AGAINST the adoption of this proposal for the following reasons:
We believe that this proposal is unnecessary. Our executive compensation is already determined by the Compensation Committee of the board of directors which is comprised exclusively of independent directors, in accordance with the rules of The New York Stock Exchange. Our Compensation Committee considers all facts and circumstances which, in its business judgment, are appropriate in ensuring that our executive compensation is set at appropriate and competitive levels. This flexibility gives our Compensation Committee the latitude that it needs in order to ensure that our executive compensation policies are designed to maximize shareholder value over the long term and to attract, motivate and retain top executive talent. In undertaking its efforts, the Compensation Committee is separately advised by a nationally recognized, independent compensation consulting firm.
Based on our Compensation Committee’s annual review of our executive compensation policies, we believe that our executive compensation programs adequately take into account all factors relevant to determining appropriate executive compensation. We also believe that our executive compensation policies are competitive and consistent with those at comparable companies, align executive compensation with our shareholders’ interests, and link pay to the performance of the individual and the company. We believe that the shareholder proposal could have the effect of limiting the amount and type of compensation that could be offered to our senior executive officers, which would prevent us from aligning the interests of our senior executives with those of our shareholders, and put us at a competitive disadvantage for hiring and retaining top executive talent. The Compensation Committee’s report explaining the criteria for executive officer compensation is included in this proxy statement beginning on page 22.
For these reasons, the board of directors unanimously recommends a vote AGAINST this proposal. The proxy holders will vote all proxies received AGAINST this proposal unless instructed otherwise.
The affirmative vote of the holders of a majority of the shares present in person or by proxy at the annual meeting, and entitled to vote on this item, is required for approval of this proposal.
SHAREHOLDER PROPOSAL DEADLINE
Shareholder proposals intended to be presented at the year 2006 annual meeting of shareholders must be received by GEO for inclusion in GEO’s proxy statement and form of proxy relating to that meeting by December 12, 2005. Additionally, GEO must have notice of any shareholder proposal to be submitted at the 2006 annual meeting of shareholders (but not required to be included in GEO’s proxy statement) by February 25, 2006, or such proposal will be considered untimely pursuant to Rule 14a-5(e) under the Exchange Act and persons named in the proxies solicited by management may exercise discretionary voting authority with respect to such proposal.

OTHER MATTERS
The board of directors knows of no other matters to come before the shareholders’ meeting. However, if any other matters properly come before the meeting or any of its adjournments, the person or persons voting the proxies will vote them in accordance with their best judgment on such matters.
By order of the Board of Directors,

John J. Bulfin
Senior Vice President, General Counsel
and Corporate Secretary
April 11, 2005

A copy of GEO’s Annual Report on Form 10-K for the fiscal year ended January 2, 2005, including the financial statements and the schedules thereto, but excluding exhibits thereto, required to be filed with the SEC will be made available without charge to interested shareholders upon written request to Director, Corporate Communications, The GEO Group, Inc., 621 NW 53rd Street, Suite 700, Boca Raton, Florida 33487.

ANNEX A
THE GEO GROUP, INC.
SENIOR MANAGEMENT PERFORMANCE AWARD PLAN

1.	PURPOSE

The purpose of this Plan is to attract, retain, and motivate designated key employees of the Company by providing performance-based cash awards. The Company believes such awards create a strong incentive for the key employees participating in the Plan to expend maximum effort for the growth and success of the Company. This Plan is effective for fiscal years of the Company commencing on or after January 1, 2005 subject to shareholder approval in accordance with applicable law.

2.	DEFINITIONS

Unless the context otherwise requires, for purposes of this Plan, the terms below shall have the following meanings:

(a)	“Board” shall mean the Board of Directors of the Company.

(b)	“Code” shall mean the Internal Revenue Code of 1986, as amended and any successor thereto.

(c)	“Code Section 162(m) Exception” shall mean the exception for performance based compensation under Section 162(m) of the Code or any successor section and the Treasury regulations promulgated thereunder.

(d)	“Company” shall mean The GEO Group, Inc. and any successor by merger, consolidation or otherwise.

(e)	“Committee” shall mean the Compensation Committee of the Board or such other Committee of the Board that is appointed by the Board to administer this Plan; it is intended that all of the members of any such Committee shall satisfy the requirements to be outside directors, as defined under Code Section 162(m).

(f)	“Discretionary Adjustment” shall have the meaning set forth in Section 5.3.

(g)	“Net-Income-After-Tax” means net income of the Company, after all federal, state and local taxes. For purposes of determining Net-Income-After-Tax, extraordinary items and changes in accounting principals, as defined by United States generally accepted accounting principles, shall be disregarded. Extraordinary items shall include, but are not limited to, items of unusual and infrequent nature (i.e., loss incurred in the early extinguishment of debt). Changes in accounting principles shall include, but are not limited to, those that occur as a result of new pronouncements or requirements issued by accounting authorities including, but not limited to, the Securities Exchange Commission and the Financial Accounting Standards Board. Non-recurring and unusual items not included or planned for in the Company’s annual budget may be excluded from Net-Income-After-Tax in the sole and absolute discretion of the Committee.

(h)	“Participant” shall mean an executive employee of the Company eligible to receive a Performance Award in accordance with this Plan. The executive employees of the Company eligible to participate in the Plan are listed in Section 4 hereof:

(i)	“Performance Award” shall mean the amount paid or payable under Section 5 hereof.

(j)	“Performance Goals” shall mean the objective performance goals, formulas and standards described in Section 6 hereof.

(k)	“Plan” shall mean this Senior Management Performance Plan of the Company.

(l)	“Plan Year” shall mean a fiscal year of the Company from January 1st to December 31st.

(m)	“Pro Rata” shall mean a portion of a Performance Award based on the number of days worked during a Plan Year as compared to the total number of days in the Plan Year.

(n)	“Revenue” shall mean gross revenues of the Company.

(o)	“Target Performance Award” shall mean the targeted Performance Award, expressed as a percentage of base salary in effect on December 31 of the Plan Year as set forth in Section 4 hereof.

3.	GOVERNANCE

The Plan shall be governed by the Committee. The Committee shall have the exclusive authority and responsibility to: (i) interpret the Plan; (ii) determine the timing and form of amounts to be paid out under the Plan and the conditions for payment thereof; (iii) certify attainment of Performance Goals and other material terms; (iv) reduce Performance Awards as provided herein; (v) authorize the payment of all benefits and expenses of the Plan as they become payable under the Plan; (vi) adopt, amend and rescind rules and regulations relating to the Plan; and (vii) make all other determinations and take all other actions necessary or desirable for the Plan’s administration, including, without limitation, correcting any defect, supplying any omission or reconciling any inconsistency in this Plan in the manner and to the extent it shall deem necessary to carry this Plan into effect. Notwithstanding anything to the contrary, the Plan shall be administered on a day-to-day basis by the Chief Executive Officer and the Vice President of Human Resources of the Company.

Decisions of the Committee shall be made by a majority of its members. All decisions of the Committee on any question concerning the selection of Participants and the interpretation and administration of the Plan shall be final, conclusive, and binding upon all parties. The Committee may rely on information and consider recommendations provided by the Board or the executive officers of the Company.

4.	ELIGIBLE PARTICIPANTS; TARGET PERFORMANCE AWARD

The eligible Participants and the Target Performance Awards for such Participants are as follows:

Target Performance Awards
Positions	(% of Salary)

Chief Executive Officer	150%
President	120%
Chief Financial Officer	50%
Sr. Vice Presidents	45%

5.	PERFORMANCE GOALS AND PERFORMANCE AWARDS

5.1	PERFORMANCE GOALS. The Performance Goals shall be the budgeted Net-Income-After-Tax and Revenue for the subject Plan Year, which shall be weighted as follows:

Net-Income-After-Tax	65%
Revenue	35%

5.2	PERFORMANCE AWARDS. Subject to compliance with Section 5.4 herein, each Participant shall be eligible to receive a Performance Award based on the Company’s financial performance for

Revenue and Net-Income-After-Tax during the Plan Year. Participants’ Performance Awards will be calculated in accordance with the following chart:

	Percentage of Budgeted
	Fiscal Year Performance	Percentage Applied to
	Goals Achieved for	Relative Weighting of
Financial Performance	Revenue and for	Revenue and
Achieved	Net-Income-After-Tax	Net-Income-After-Tax

Below Threshold	Less than 80%	0%
Minimum	80%	50%
Target	100%	100%
Maximum	120% or more	150%
 Example A — Budget Performance

			Percentage
			Actual to		Weighted	Target	Actual
Target	Budget	Actual	Budget	Factor	Percentage	Weighting	Weighting

Revenue	$100.00	$100.00	100%	2.5	100%	35%	35%
Net Income	$10.00	$10.00	100%	2.5	100%	65%	65%
Total multiplier applied to individual target							100%
 Example B — 105% Target Payout

			Percentage
			Actual to		Weighted	Target	Actual
Target	Budget	Actual	Budget	Factor	Percentage	Weighting	Weighting

Revenue	$100.00	$102.00	102%	2.5	105%	35%	36.8%
Net Income	$10.00	$10.20	102%	2.5	105%	65%	68.2%
Total multiplier applied to individual target percentage							105%
 Example C — 95% Target Payout

			Percentage
			Actual to		Weighted	Target	Actual
Target	Budget	Actual	Budget	Factor	Percentage	Weighting	Weighting

Revenue	$100.00	$98.00	98%	2.5	95%	35%	33.3%
Net Income	$10.00	$9.80	98%	2.5	95%	65%	61.7%
Total multiplier applied to individual target percentage							95%

Following final calculations of the Company’s Financial Performance during the relevant Plan Year, data shall be presented to the Chief Executive Officer which shall set forth the Participants’ Performance Awards and the award payouts in accordance with the Senior Management Performance Award Plan. The Chief Executive Officer shall review the data for all Participants, apply any Discretionary Adjustments applicable pursuant to Section 5.3, and then prepare final recommendations for the Committee.

5.3	DISCRETIONARY ADJUSTMENT. For Participants other than the Chief Executive Officer and the President, the Chief Executive Officer may recommend a discretionary increase (the “Discretionary Adjustment”) to a Participant’s Performance Award of up to 50% of the Performance Award calculated in accordance with the provisions of Sections 5.1 and 5.2, subject to review and approval by the Committee. The Chief Executive Officer and the President shall not be eligible to receive a discretionary adjustment pursuant to this Section 5.3.

5.4	FORM AND TIMING OF PAYMENT; COMMITTEE CERTIFICATION. The Performance Awards will be paid in cash to the Participants who are to receive such payments as soon as practicable after the award amounts are approved and certified in writing by the Committee.

6.	CHANGE IN STATUS

In the event that a Participant’s status changes during the Plan Year, whether due to a promotion, demotion or lateral move, the Participant shall be entitled to a Pro Rata portion of the Target Performance Award for which he/she was eligible under this Plan, subject to the terms of Section 5.4, based upon the length of time the Participant served in the eligible position.

7.	TERMINATION OF EMPLOYMENT

In the event that a Participant voluntarily terminates employment (except in the case of the Chief Executive Officer or President for “Good Cause” as defined in their employment agreements) or is terminated by the Company for cause (as defined under such Participant’s employment agreement with the Company), any Performance Award for the Plan Year in which the termination occurs will be forfeited. In the event of the death or disability of a Participant, such Participant or such Participant’s estate, as applicable, shall be entitled to receive his or her Pro Rata portion of the Target Performance Award for the Plan Year with respect to which the death or disability occurred. For any Participant who retires from employment with the Company upon or following the earliest retirement age established for such Participant in a Company agreement or retirement plan, the Participant shall be entitled to a Pro Rata portion of the Target Performance Award for which he/she was eligible under this Plan, subject to the terms of Section 5.4, based upon the length of time the Participant served in the eligible position prior to his/her retirement from employment with the Company.

8.	NON-ASSIGNABILITY

No Performance Award under this Plan or payment thereof, nor any right or benefit under this Plan, shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, garnishment, execution or levy of any kind or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber and to the extent permitted by applicable law, charge, garnish, execute upon or levy upon the same shall be void and shall not be recognized or given effect by the Company.

9.	NO RIGHT TO EMPLOYMENT

Nothing in the Plan or in any notice of award pursuant to the Plan shall confer upon any person the right to continue in the employment of the Company or one of its subsidiaries or affiliates nor affect the right of the Company or any of its subsidiaries or affiliates to terminate the employment of any Participant.

10.	AMENDMENT OR TERMINATION

The Board reserves the right, in its sole discretion, to amend, modify, suspend, discontinue, or terminate the Plan or to adopt a new plan in place of this Plan at any time; provided, however, that:

(i)	no such amendment shall, without the prior approval of the stockholders of the Company in accordance with applicable law to the extent required under Code Section 162(m),

(a)	alter the Performance Goals as set forth in Section 5.1;

(b)	increase the maximum amounts set forth in Section 5.2 and Section 5.3;

(c)	change the class of eligible employees set forth in Section 4; or

(d)	implement any change to a provision of the Plan requiring stockholder approval in order for the Plan to continue to comply with the requirements of the Code Section 162(m) Exception;

(ii)	no amendment, suspension, or termination shall, without the consent of the Participant, alter or impair a Participant’s right to receive payment of a Performance Award for a Plan Year otherwise payable hereunder; and

(iii)	in the event of any conflict between the terms of this Plan and the terms of any employment, compensation or similar agreement between the Company and a Participant, the terms of the employment, compensation or similar agreement between the Company and the Participant shall prevail.

11.	SEVERABILITY

In the event that any one or more of the provisions contained in the Plan shall, for any reason, be held to be invalid, illegal or unenforceable, in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of the Plan and the Plan shall be construed as if such invalid, illegal or unenforceable provisions had never been contained therein.

12.	WITHHOLDING

The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state, or local income or other taxes incurred by reason of payments pursuant to the Plan.

13.	GOVERNING LAW

This Plan and any amendments thereto shall be construed, administered, and governed in all respects in accordance with the laws of the State of Florida (regardless of the law that might otherwise govern under applicable principles of conflict of laws).

This Voting Instruction Form is requested by The Dreyfus Trust Company in conjunction with a proxy allocation by the Board of Directors of
The Geo Group, Inc.

CONFIDENTIAL VOTING INSTRUCTION FORM
To: The Dreyfus Trust Company
as Trustee of The Geo Group, Inc. Employee 401(k) and Retirement Plan

The Undersigned hereby instructs The Dreyfus Trust Company as Trustee of The Geo Group, Inc. Employee 401(k) and Retirement Plan, to vote in person or by Proxy at the Annual Meeting of Shareholders to be held May 5, 2005, at the Boca Raton Resort & Club, 501 East Camino Real, Boca Raton, Florida, and at any postponements thereof, all the shares of Common Stock of The Geo Group, Inc. for which the undersigned shall be entitled to instruct in the manner appointed on the other side hereof.

The Dreyfus Trust Company will vote the shares represented by this Voting Instruction Form that is properly completed, signed, and received by The Dreyfus Trust Company before 5:00 p.m. EST on May 2, 2005. Please note that if this Voting Instruction Form is not properly completed and signed, or if it is not received by The Dreyfus Trust Company as indicated above, shares allocated to a participant’s account will not be voted.

The Dreyfus Trust Company makes no recommendation regarding any voting instruction.
(Continued, and to be signed, on other side.)

Address Change/Comments (Mark the corresponding box on the reverse side.)

é   FOLD AND DETACH HERE   é

The Board of Directors recommends a vote FOR Proposals 1, 2 and 3, and AGAINST Proposal 4.	Please
	Mark Here	☐
for Address
Change or
Comments
PLEASE SEE REVERSE SIDE

			FOR	WITHHOLD
			all nominees listed	AUTHORITY
			except as indicated	to vote for all nominees
1.	ELECTION OF DIRECTORS:		☐	☐
	Nominees:	(01) Wayne H. Calabrese,
(02) Norman A. Carlson,
(03) Anne N. Foreman,
(04) Richard H. Glanton,
(05) William M. Murphy,
(06) John M. Perzel; and
(07) George C. Zoley.

INSTRUCTION: To withhold authority for any individual nominee, strike a line through the nominee’s name in the list above.

Please Sign Here and Return Promptly

		FOR	AGAINST	ABSTAIN
2.	To ratify the appointment of Ernst & Young LLP as independent certified public accountants of The Geo Group, Inc.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
3.	To approve the Senior Management Performance Award Plan.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
4.	To request that the Board’s Compensation Committee, when setting executive compensation, include social responsibility as well as corporate governance financial criteria in the evaluation.	☐	☐	☐

5.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Please mark, sign, date and return this Proxy card
promptly using the enclosed envelope.

Signature___________________________________Signature__________________________________Date______________, 2005

Please sign exactly as your name or names appear above. For joint accounts, each owner should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please give your full title.

éFOLD AND DETACH HEREé

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.proxyvoting.com/ggi-401k		1-866-540-5760		Mark sign and date
Use the Internet to vote your proxy.		Use any touch-tone telephone to vote		your proxy card and
Have your proxy card in hand when		your proxy. Have your proxy card in		return it in the
you access the web site.	OR	hand when you call.	OR	enclosed postage-paid
envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

The Geo Group, Inc.

One Park Place
621 NW 53rd Street, Suite 700, Boca Raton, Florida 33487
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints George C. Zoley as Proxy, with the power to appoint his substitute, and hereby authorizes him to represent and to vote, as designated on the reverse side, all the shares of Common Stock of The Geo Group, Inc. held of record by the undersigned on March 17, 2005, at the Annual Meeting of Shareholders to be held at the Boca Raton Resort & Club, 501 East Camino Real, Boca Raton, Florida, at 9:00 A.M. (EST), May 5, 2005, or at any adjournment thereof.

This Proxy is solicited by the Board of Directors and will be voted in accordance with the above instructions. If no instructions are specified, this Proxy will be voted FOR Proposals 1, 2 and 3 and AGAINST Proposal 4. On any other business which may properly come before the meeting, the shares will be voted in accordance with the judgement of the persons named as proxies.

(Continued, and to be signed, on other side.)

Address Change/Comments (Mark the corresponding box on the reverse side.)

é   FOLD AND DETACH HERE   é

The Board of Directors recommends a vote FOR Proposals 1, 2 and 3, and AGAINST Proposal 4.	Please
	Mark Here	☐
for Address
Change or
Comments
PLEASE SEE REVERSE SIDE

			FOR	WITHHOLD
			all nominees listed	AUTHORITY
			except as indicated	to vote for all nominees
1.	ELECTION OF DIRECTORS:		☐	☐
	Nominees:	(01) Wayne H. Calabrese,
(02) Norman A. Carlson,
(03) Anne N. Foreman,
(04) Richard H. Glanton,
(05) William M. Murphy,
(06) John M. Perzel; and
(07) George C. Zoley.

INSTRUCTION: To withhold authority for any individual nominee, strike a line through the nominee’s name in the list above.

Please Sign Here and Return Promptly

		FOR	AGAINST	ABSTAIN
2.	To ratify the appointment of Ernst & Young LLP as independent certified public accountants of The Geo Group, Inc.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
3.	To approve the Senior Management Performance Award Plan.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
4.	To request that the Board’s Compensation Committee, when setting executive compensation, include social responsibility as well as corporate governance financial criteria in the evaluation.	☐	☐	☐

5.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Please mark, sign, date and return this Proxy card
promptly using the enclosed envelope.

Signature___________________________________Signature__________________________________Date______________, 2005

Please sign exactly as your name or names appear above. For joint accounts, each owner should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please give your full title.

éFOLD AND DETACH HEREé

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.proxyvoting.com/ggi		1-866-540-5760		Mark sign and date
Use the Internet to vote your proxy.		Use any touch-tone telephone to vote		your proxy card and
Have your proxy card in hand when		your proxy. Have your proxy card in		return it in the
you access the web site.	OR	hand when you call.	OR	enclosed postage-paid
envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.